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                                                                      EXHIBIT 12


Computer Network Technology Corporation
RATIO OF EARNINGS TO FIXED CHARGES




                                                   YEARS ENDED JANUARY 31,         YEARS ENDED DECEMBER 31,
                                           -----------------------------------     ------------------------
                                             2003          2002          2001         1999         1998
                                           --------      --------      -------       ------       ------
                                                         (IN THOUSANDS, EXCEPT RATIO DATA)



Income (loss) from continuing
operation before income taxes ........     $(12,017)     $(17,220)     $ 24,076     $  6,555     $  5,089

Plus fixed charges:
  Interest expense ...................        4,326           285           338          264           79
  Assumed interest element included in
    rent expense(1) ..................        2,081         1,952         1,772        1,323        1,041
                                           --------      --------      --------     --------     --------


Total ................................       (5,610)      (14,983)       26,186        8,142        6,209
Fixed charges ........................        6,407         2,237         2,110        1,587        1,120
                                           --------      --------      --------     --------     --------

Ratio of earnings to fixed charges ...                                    12.41         5.13         5.54
                                                                       ========     ========     ========

Deficiency of earnings available to
   cover fixed charges ...............     $(12,017)     $(17,220)
                                           ========      ========

Rent expense .........................     $  6,244      $  5,857      $  5,315     $  3,970     $  3,122
Interest portion -- 33 1/3% ..........     $  2,081      $  1,952      $  1,772     $  1,323     $  1,041



    In fiscal year ended January 31, 2003 and 2002, earnings were inadequate to cover fixed charges by $12.0 million and $17.2 million, respectively.

                (1) Total rent expense for the year divided by three. This is the portion of rental expense which the company believes to be representative of interest.